EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 1, 2010, by and among KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (the “Company”) and THE CALIFORNIA CAPITAL LIMITED PARTNERSHIP, a California limited partnership (the “Investor”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1

DEFINITIONS

1.1       Definitions. Capitalized but otherwise undefined terms used herein shall have the meanings provided therefor in the Convertible Note. In addition to the terms defined elsewhere in this Agreement and the Convertible Note, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“ARRA Grant Funding” shall mean (i) any or all of the Company’s and/or its Subsidiaries’ applications for grants and loans for up to $155,000,000, in the aggregate, pursuant to the Broadband Initiatives Program of the American Recovery and Reinvestment Act of 2009, having been approved by the appropriate Governmental Authority, (ii) the Company and/or any such Subsidiary and the appropriate Governmental Authority having executed final documents with respect to such approved grant(s) in a form reasonably acceptable to the Investor and the Company and/or any such Subsidiary, and (iii) the Company and/or any such Subsidiary having secured the right to receive the proceeds with respect to such approved grant(s) pursuant to the terms provided in such grant(s).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Collateral” has the meaning ascribed to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Investor (including pursuant to Section 5(m) of the Security Agreement), and all filings, documents and agreements made or delivered pursuant thereto.

“Common Note Conversion Shares” means the shares of Common Stock issuable upon the conversion of the Convertible Note in accordance with Section 5 of the Convertible Note.

“Common Stock” means the common stock of the Company.

“Convertible Note” shall have the meaning ascribed to such term in Section 2.1.

“Convertible Note Documents” means, collectively, this Agreement, the Convertible Note, the Collateral Documents, the Guaranty, the Disclosure Schedule and all other certificates, documents, agreements and instruments delivered to the Investor in connection with the purchase by the Investor of the Convertible Note.

“Disclosure Schedule” means that certain Disclosure Schedule, of near or even date herewith, containing certain disclosure schedules, executed and delivered by the Company to the Investor pursuant to Section 2.3(p) hereto.

“Disclosure Materials” has the meaning set forth in Section 4.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Guaranty” has the meaning set forth in Section 2.3(c).

“Guarantor” has the meaning set forth in Section 2.3(c).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Material Adverse Effect” shall mean (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company and its direct or indirect Subsidiaries, taken as a whole on a consolidated basis, or (iii) a material and adverse impairment of the Company’s or any Guarantor’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents to which such Person is party.

“Note Conversion Shares” means both the Series Cal Cap Preferred Stock and the Common Stock, collectively, that are issuable upon the conversion of the Convertible Note in accordance with Section 5 of the Convertible Note.

“Organic Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Preferred Note Conversion Shares” means the shares of Series Cal Cap Preferred Stock issuable upon the conversion of the Convertible Note in accordance with Section 5 of the Convertible Note.

“Preferred Stock” means the preferred stock of the Company.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit B.

“Registration Rights Agreement” has the meaning set forth in Section 2.3(k).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” has the meaning set forth in Section 4.5.

“Securities” means the Convertible Note, the Shares, the Note Conversion Shares and the Common Stock issuable upon the conversion of the Preferred Note Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.3(b).

“Securities Purchase Agreement” means the Securities Purchase Agreement entered into by and between the Company and the Investor as of the date hereof.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities of other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) that is, at any time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent and one or more Subsidiaries of the parent.

“Transaction Documents” means this Agreement, the other Convertible Note Documents, the Registration Rights Agreement, the Securities Purchase Agreement and any other and all other certificates, documents, agreements and instruments delivered to the Investor under or in connection with this Agreement.

SECTION 2

ISSUANCE OF SECURED CONVERTIBLE PROMISSORY NOTE

2.1       Issuance of Convertible Note. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell to the Investor a secured convertible promissory note (the “Convertible Note”) in the principal amount of $15,000,000 (the “Principal Amount”), against payment by the Investor to (or to the order of) the Company of the Principal Amount. The Convertible Note shall be in the form of Exhibit A attached hereto.

2.2       Closing. The closing of the purchase and sale of the Convertible Note (the “Closing”) hereunder shall be held at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500, Los Angeles, California 90013 within three Business Days after the date hereof, or at such other place as is mutually agreeable to the Company and the Investor (the “Closing Date”).

2.3       Conditions. The obligation of the Investor to purchase the Convertible Note at the Closing shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 2.3.

(a)       Agreement. The Investor shall have received, in form and substance satisfactory to it, a fully-executed version of this Agreement;

(b)       Security Agreement. The Investor shall have received, in form and substance satisfactory to it, a security agreement (the “Security Agreement”) executed by the Company and the Investor, pursuant to which the Company grants to the Investor a blanket security interest in the Company’s personal property;

(c)       Guaranty. The Investor shall have received, in form and substance satisfactory to it, a guaranty (the “Guaranty”) executed by each of Jerome Snyder, Jonathan Snyder and Barry W. Becker (each a “Guarantor” and, collectively, the “Guarantors”) pursuant to which such Guarantors guarantee to the Investor, on a joint and several basis, the payment and performance of up to $4,050,000 of the obligations of the Company hereunder, under the Convertible Note, under the Security Agreement and under all other Convertible Note Documents.

(d)       Secretary’s Certificate, Etc. The Investor shall have received (each of which shall be in form and substance satisfactory to the Investor):

(i)        a certificate, dated as of the Closing Date, of the Secretary of the Company certifying (A) copies of the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Convertible Note Documents to which the Company is a party, (B) the Organic Documents of the

Company and (C) the incumbency, authority and signatures of the officers of the Company who are authorized to execute Convertible Note Documents on behalf of the Company;

(ii)       a good standing certificate with respect to the Company as of a date recently prior to the Closing Date from the Secretary of the State (or other appropriate Governmental Authority) of the state in which the Company is organized or formed;

(e)       Collateral Matters. The Investor shall have received each of the following (each of which shall be in form and substance satisfactory to the Investor):

(i)        confirmation that all UCC-1 financing statements and other filings necessary or appropriate in the opinion of the Investor to perfect the security interests of the Investor in the Collateral have been accepted for filing;

(ii)       such lien and judgment searches as the Investor may have requested, and such termination statements or other documents, as may be necessary to confirm that the Collateral is subject to no other security interests in favor of any Persons other than Permitted Liens; and

(iii)      evidence that all other actions necessary or appropriate in the opinion of the Investor to perfect and protect the Investor’s security interests in the Collateral have been taken.

(f)        Sun West Bank Payoff Letter. The Investor shall have received (i) a fully-executed version of that certain letter agreement (the “Sun West Bank Payoff Letter”), of near or even date herewith, between the Company and Sun West Bank, confirming that the indebtedness and other obligations of the Company to Sun West Bank arising under that certain Business Loan Agreement, dated as of February 4, 2008, and the other loan documents executed by the Company in connection therewith (collectively, the “Existing Bank Loan Documents”), shall be deemed to have been paid in full as of the Closing Date upon Sun West Bank’s receipt of the “Payoff Amount” referenced in the Sun West Bank Payoff Letter, together with (ii) copies or other evidence of all Lien releases required to release the Liens of Sun West Bank in the assets of the Company and any of its Subsidiaries (which evidence may consist of the Investor’s receipt of the Sun West Payoff Letter, duly executed by Sun West Bank);

(g)       Authorizations, Approvals, Etc. The Investor shall have received, in form and substance satisfactory to it, evidence that all (i) approvals or consents of any Governmental Authority, and (ii) approvals or consents of any other Person, required in connection with the execution with the execution, delivery and performance of the Convertible Note Documents shall have been obtained.

(h)       No Contest, Etc. No claim, litigation, arbitration, governmental investigation, injunction, order, proceeding or inquiry shall be pending or threatened which: (i) seeks to enjoin or would be reasonably be expected to materially delay, impose material limitations on, or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with the Convertible Note

Documents; or (ii) would otherwise be materially adverse to any of the parties hereto with respect to the transactions contemplated hereby;

(i)        Closing Certificate. The Investor shall have received a certificate, dated as of the Closing Date, of an authorized signatory of the Company to the effect that: (i) all conditions precedent set forth in this Section 2.3 have been satisfied; (ii) all representations and warranties set forth in Section 4 are true, correct and complete in all respects as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); (iii) all representations and warranties set forth in any other Convertible Note Documents are true, correct and complete in all respects as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); (iv) no Default or Event of Default has occurred; (v) the Company has obtained and maintains in full force and effect each and every consent, approval, filing and registration by or with any Person, including, without limitation, any Governmental Authority, necessary to authorize or permit the execution, delivery or performance of the Convertible Note Documents, the issuance of the Convertible Note (including any approval, consent, filing and registration required under federal or state securities laws), the validity or enforceability thereof, or the consummation of the transactions contemplated by the Convertible Note Documents.

(j)        Restated Certificate. The Restated Certificate shall have been duly filed with and accepted for filing by the Secretary of State of the State of Delaware.

(k)       Registration Rights Agreement. The Company and the Investor shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

(l)        Other Documents, Certificates, etc. The Investor shall have received such other documents, certificates, opinions of counsel or other materials, as it may reasonably request from the Company or any Guarantor.

(m)      Satisfactory Legal Form. All Convertible Note Documents and other closing documents executed or submitted by or on behalf of the Company or any other Person shall be satisfactory in form and substance to the Investor, and the Investor shall have received such counterpart originals or such certified or other copies of such Convertible Note Documents and other closing documents, as the Investor may request.

(n)       Material Adverse Effect. On and as of the Closing Date, there shall have occurred no Material Adverse Effect since the date of the most recent financial statements delivered by or on behalf of the Company to the Investor.

(o)       Representations and Warranties; No Default, Event of Default. On the Closing Date, both before and after giving effect to the issuance of the Convertible Note and to the application of proceeds therefrom (including with respect to the application of proceeds as specified in the Sun West Payoff Letter): (i) the representations and warranties of the Company and each Guarantor contained herein and in the other Convertible Note Documents shall be true, correct and complete in all respects on and as of the Closing Date as though made on and as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); and (ii) no Default or Event of Default shall have occurred and be continuing or shall result from the issuance of the Convertible Note under the Convertible Note Documents.

(p)       Disclosure Schedule. The Investor shall have received the Disclosure Schedule, which shall be executed by the Company and in form and substance satisfactory to the Investor.

2.4       Delivery. On the Closing Date, (i) the Company shall execute and deliver to the Investor the Convertible Note, (ii) the Investor shall deliver to Sun West Bank, using the wire instructions specified therefor in the Sun West Bank Payoff Letter, a portion of the proceeds of the Convertible Note equal to the “Payoff Amount” specified in the Sun West Bank Payoff Letter, which proceeds are to be applied as payment in full of the indebtedness and other obligations of the Company to Sun West Bank arising under the Existing Bank Loan Documents, and (iii) the Investor shall deliver to the Company a check or wire transfer of immediately available funds in an amount equal to the original principal amount of the Convertible Note less the amount of the “Payoff Amount” specified in the Sun West bank Payoff Letter. The Convertible Note shall be a binding obligation of the Company upon execution thereof by the Company and delivery thereof to the Investor.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents, warrants and covenants to the Company as follows:

3.1       Purchase for Own Account. The Investor represents that it is acquiring the Securities solely as an investment for such Person’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by the Investor of any of the Securities shall constitute confirmation of the representation by the Investor that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.2       Disclosure of Information. The Investor has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

3.3       Investment Experience. Either (i) the Investor or its officers, directors, managers or controlling persons has a preexisting personal or business relationship with the Company or its officers, directors or controlling persons, or (ii) the Investor, by reason of its own business and financial experience, has the capacity to protect its own interests in connection with the investment contemplated hereby. The Investor represents that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Investor acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

3.4       Accredited Investor. The Investor represents that it is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and, for the purpose of Section 25102(f) of the California Corporations Code, he or she is excluded from the count of “purchasers” pursuant to Rule 260.102.13 thereunder.

3.5       Restrictions on Transfer. The Investor understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.6       Organization and Standing of Investor. The Investor is a corporation, limited liability company, limited partnership or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

3.7       Authorization and Power. The Investor has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents that it is a party to and to purchase the Convertible Note being sold to it hereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents that the Investor is a party to by the Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of the Investor or its Board of Directors, stockholders, or partners, as the case may be, is required. Each of this Agreement and the Transaction Documents that the Investor is a party to has been duly authorized, executed and delivered by the Investor and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Investor enforceable against the Investor in accordance with the terms thereof.

3.8       No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents that the Investor is a party to and the consummation by the Investor of the transactions contemplated hereby and thereby or relating hereto do not and will not (a) result in a violation of the Investor’s charter documents or bylaws or other organizational documents or (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Investor is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents that the Investor is a party to or to purchase the Convertible Note or acquire the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

3.9       General Solicitation. The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

3.10     Residency. The Investor is a resident of that jurisdiction specified below its address on its signature page hereto.

3.11     Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor that:

4.1       Organization, Good Standing and Qualification; Licenses. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority, and holds all governmental licenses, permits, registrations and other approvals required under applicable law, to own and hold under lease its property and to carry on its business as now conducted and as proposed to be conducted, except where the failure to hold any such licenses, permits, registrations and other approvals could not result in a Material Adverse Effect. Each of the Company and each of its Subsidiaries is qualified to do business in each jurisdiction where the nature of its properties of the conduct of its business requires it to be so qualified to do business and where the failure so to qualify could result in a Material Adverse Effect.

4.2       Authorization. All action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities, has been taken or will be taken prior to the Closing Date. Each of the

Convertible Note Documents (other than the Guaranty) constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3       Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock or equity interests, options and other securities of the Company and each of its Subsidiaries (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock or equity interests of the Company or such Subsidiaries) is set forth in Schedule 4.3 of the Disclosure Schedule. All outstanding shares of capital stock and equity interests are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 4.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock or equity interests, or securities or rights convertible or exchangeable into shares of Common Stock or equity interests. Except as set forth on Schedule 4.3 of the Disclosure Schedule, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement of the Company providing rights to security holders) and the issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed in SEC Reports or in Schedule 4.3 of the Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

4.4       Absence of Required Consents; No Violations. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company, any of its Subsidiaries or any Guarantor is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except for the filing with the SEC of a Form D, one or more Current Reports on Form 8-K, and such filing(s) pursuant to applicable state securities laws as may be necessary, which filings will be timely effected after the relevant Closing Date, and recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Investor. Neither the Company nor any of its Subsidiaries is in violation or default (i) of any provision of its Organic Documents, (ii) of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) of any provision of any federal or state statute, rule or regulation applicable to the Company, except in the cases of clause (ii) and (iii) above, for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction

Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien upon any material assets of the Company, any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their business or operations or any of their assets or properties and which would result in a Material Adverse Effect.

4.5       SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Disclosure Schedule, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has made available to the Investor or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

4.6       Material Changes. Except as set forth in Schedule 4.6 of the Disclosure Schedule, since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company to repurchase such shares upon the termination of employment or services), and (v) neither the Company nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.

4.7       Absence of Litigation. Except as disclosed in the Company’s SEC Reports, there is no action, suit, claim, or proceeding, or, to the Company’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Guarantor that could, individually or in the aggregate, have a Material Adverse Effect.

4.8       Convertible Note Documents. All representations and warranties of the Company contained in the Convertible Note Documents to which it is party are true and correct as of the Closing Date.

4.9       Licenses and Intellectual Property Rights. The Company and each of its Subsidiaries possess all licenses, patents, trademarks, trade names, service marks, copyrights, and other intellectual property rights, free from burdensome restrictions, necessary to enable them to conduct their respective business, the absence of which could result in a Material Adverse Effect.

4.10     Tax Matters. Except as set forth on Schedule 4.10 of the Disclosure Schedule, the Company and each of its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, have made timely remittance of all material amounts as required by any governmental agency or authority and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Neither the Company nor any Subsidiary has received any notice of any proposed tax assessment that would, if made, have a Material Adverse Effect.

4.11     Insurance. All policies of insurance in effect of any kind or nature owned by or issued to the Company and each of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, property and liability insurance, (a) are, together with all policies of employee health and welfare and title insurance, if any, in full force and effect, (b) comply in all respects with the applicable requirements set forth herein and (c) are of a nature and provide such coverage, including through self-insurance, retentions and deductibles, as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and each of its Subsidiaries operate.

4.12     No Material Adverse Effect. On and as of the date hereof, no event has occurred or condition exists with respect to the Company or any of its Subsidiaries that, to the knowledge of the Company, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

4.13     Disclosure. None of the representations or warranties made by the Company herein as of the date of such representations and warranties, and none of the statements contained in any other information with respect to the Company and its properties and assets, including each exhibit or report, furnished by or on behalf of the Company to the Investor in connection herewith, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

4.14     Offering. Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Convertible Note as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the any applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.15     Valid Issuance of Note Conversion Shares. The Note Conversion Shares, when issued, sold and delivered in accordance with the terms of the Convertible Note for the consideration specified therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, any investors’ rights agreement reasonably requested by the Company to be executed by the Investor, and under applicable state and federal securities laws.

SECTION 5

MISCELLANEOUS

5.1       Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Company, the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

5.2       Successors and Assigns. Except as otherwise provided therein, the terms and conditions of this Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities); provided, however, that the Company may not assign or transfer its rights or obligations hereunder or under the other Transaction Documents without the prior written consent of the Investor. The Securities shall be freely transferable, without restriction, subject to compliance with applicable securities laws. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3	Governing Law; Venue; Jury Trial Waiver.

(a)       This Agreement is to be construed in accordance with and governed by the laws of the State of California. The Company hereby agrees that any legal action or proceeding against it with respect to this Agreement or any of the other Transaction Documents may be brought in the courts of the State of California or of the United States of America located in Los Angeles County, California, as the Investor may elect, and, by execution and delivery hereof, the Company accepts and consents for itself and in respect of its property, generally and unconditionally, to the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Investor, as applicable, in writing, with respect to any action or proceeding brought by the Company against the Investor. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Investor to bring proceedings against the Company in the courts of any other jurisdiction.

(b)       THE INVESTOR AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM, SUIT, PROCEEDING OR OTHER LITIGATION (EACH A “CLAIM”) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INVESTOR ENTERING INTO THIS AGREEMENT.

(c)       If the waiver of jury trial set forth in Section 5.3(b) is deemed ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims are to be resolved by judicial reference, any party may seek from a court identified in this paragraph any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

5.4       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

5.5       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6       Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day; (c) three Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below or on Schedule A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 5.6 by giving the other party written notice of the new address in the manner set forth above.

5.7       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment, modification or waiver is in writing and only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any Securities acquired under this Agreement at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

5.8       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.9       Expenses. The Company shall reimburse the reasonable fees of one special counsel for the Investor, not to exceed $45,000 in the aggregate with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents, and shall, upon receipt of a bill therefor, reimburse the reasonable out-of-pocket expenses of such counsel.

5.10	Indemnification.

(a)       In further consideration of the Investor’s execution and delivery, or acceptance, of the Transaction Documents and acquiring, as applicable, the Convertible Note and/or the Securities thereunder, and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and each other holder of the Convertible Note and the Preferred Note Conversion Shares and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including attorneys’ fees and disbursements (the “Investor Indemnified Liabilities”), incurred by any Investor Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company or any Guarantor in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company or any Guarantor contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Investor Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (B) the status of such holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Investor Indemnified Liabilities which is permissible under applicable law.

(b)       In further consideration of the Company’s execution and delivery, or acceptance, of the Transaction Documents and issuing, as applicable, the Convertible Note and/or the Securities thereunder, and in addition to all of the Investor’s other obligations under the Transaction Documents, the Investor shall defend, protect, indemnify and hold harmless the Company and each of its officers and directors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Investor in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (ii) any breach of any covenant, agreement or obligation of the Investor contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

5.11     Cooperating with ARRA Grant Funding. The Investor agrees to reasonably cooperate with the Company and its Subsidiaries with respect to the ARRA Grant Funding and to execute such further instruments, documents, consents and agreements and to give such further written assurances as may be reasonably requested by the Company or its Subsidiaries in connection the ARRA Grant Funding; provided, however, nothing in this Section 5.11 shall require the Investor to incur any expense nor to amend the terms of any Transaction Document.

5.12     Register. The Company shall maintain at its principal executive offices a register for the Securities, in which the Company shall record the name and address of the person in whose name the Securities have been issued (including the name and address of each transferee) and the amount of the Securities held by such person. The Company shall keep the register open and available during business hours for inspection by the Investors or their legal representatives upon prior written notice.

5.13     Interpretation. In this Agreement and the other Transaction Documents, except to the extent the context otherwise requires: (a) any reference in this Agreement or other Transaction Document to a Section, a Schedule or an Exhibit is a reference to a Section thereof, a schedule thereto or an exhibit thereto, respectively, and to a subsection thereof or a clause thereof is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (b) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or other Transaction Document as a whole and not merely to the specific Section, subsection, paragraph or clause in which the respective word appears; (c) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (d) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (e) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; and (f) the captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or other Transaction Document.

5.14     Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described in this Agreement and the other Transaction Documents and contemplated hereby and thereby and to carry into effect the intents and purposes of this Agreement and the other Transaction Documents.

5.15     Reservation of Stock. The Company covenants that it will (i) reserve from its authorized and unissued Preferred Stock a sufficient number of shares to provide for the issuance of Series Cal Cap Preferred Stock upon the conversion of the Convertible Note (and shares of its Common Stock for issuance on conversion of such Series Cal Cap Preferred Stock) (ii) reserve from its authorized and unissued Preferred Stock a sufficient number of shares to provide for the issuance of Series KIP Preferred Stock under the terms of the Securities Purchase Agreement (and shares of its Common Stock for issuance on conversion of such Series KIP Preferred Stock) or (iii) take all necessary steps, within the opinion of legal counsel, to amend the Restated Certificate to provide sufficient reserves of shares of Series Cal Cap Preferred Stock issuable upon conversion of the Convertible Note and shares of Series KIP Preferred Stock issuable under the Securities Purchase Agreement (and shares of its Common Stock for issuance on conversion of such Series Cal Cap Preferred Stock and Series KIP Preferred Stock).

5.16     Disclosures. The Company shall provide the Investor copies of any proposed public disclosure of the Transaction Documents or the transactions contemplated thereby for its review and comment at least 24 hours prior to its public disclosure made by the Company, whether by means of press releases, filings with the SEC (including in a Current Report on Form

8-K) or otherwise. The Company will reasonably consider all of the Investor’s comments to such public disclosure. The Company agrees to a make a public disclosure by means of a press release or filing with the SEC within four Business Days following the date on which the applicable Governmental Authorities make the determination of whether the Company or any its Subsidiaries will receive any amount under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009 and the Company shall publicly disclosure the amount, if any, so awarded thereunder.

5.17     Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

(Remainder of page intentionally left blank; signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KEYON COMMUNICATIONS HOLDINGS, INC., as the Company

By:

Name:

Title:

Address for notices:

KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164
Attention: Jason Lazar
Facsimile: (402) 998-4111

with a copy to:

Haynes and Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020
Attention: Rick A. Werner, Esq.
Facsimile: (212) 884-8234

Signature Page 1 to Note Purchase Agreement

THE CALIFORNIA CAPITAL LIMITED PARTNERHSIP

By:

Name:

Title:

Signature Page 2 to Note Purchase Agreement

SCHEDULE A

Name and Address of Investor

The California Capital Limited Partnership

149 S. Barrington Ave Suite 311

Los Angeles CA 90049]

Attn: General Partner

Facsimile: ______________

Schedule A

EXHIBIT A

TO NOTE PURCHASE AGREEMENT

FORM OF CONVERTIBLE NOTE

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 1, 2010, BETWEEN THE COMPANY AND THE LENDER REFERENCED HEREIN, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

SECURED CONVERTIBLE PROMISSORY NOTE

$15,000,000	February 5, 2010

Los Angeles, California

FOR VALUE RECEIVED, KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of THE CALIFORNIA CAPITAL LIMITED PARTNERSHIP, a California limited partnership, or its registered assigns (the “Lender”), the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) with interest on the outstanding principal amount at the rate, except as otherwise provided herein, of eight percent (8%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) or, if less, at the highest rate of interest then permitted under applicable law; provided, however, that from and after an Event of Default (as defined below), all indebtedness hereunder shall accrue interest at the rate of ten percent (10%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) or, if less, at the highest rate permitted by applicable law (the “Post-Default Rate”). Interest shall commence with the date hereof and shall continue on the outstanding principal of this Secured Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof.

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1.         Definitions. For purposes of this Note, the following terms shall have the following meanings (capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement):

“Affiliate” shall mean with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (ii) which beneficially owns or holds 10% or more of any class of the voting stock of such first Person, or (iii) whereby 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary of such first Person.

“Agreement” shall have the meaning ascribed to such term in Section 2 of this Note.

“ARRA Negative Funding Announcement Date” shall mean the date on which the Company publicly discloses by means of a press release or filing with the SEC the determination by the applicable Governmental Authorities denying all of the Company and its Subsidiaries’ pending applications for awards under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009.

“ARRA Grant Funding” shall mean (i) any or all of the Company’s and/or its Subsidiaries’ applications for grants and loans for up to $155,000,000, in the aggregate, pursuant to the Broadband Initiatives Program of the American Recovery and Reinvestment Act of 2009, having been approved by the appropriate Governmental Authority, (ii) the Company and/or any such Subsidiary and the appropriate Governmental Authority having executed final documents with respect to such approved grant(s) in a form reasonably acceptable to the Lender and the Company and/or any such Subsidiary, and (iii) the Company and/or any such Subsidiary having secured the right to receive the proceeds with respect to such approved grant(s) pursuant to the terms provided in such grant(s).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to any Collateral Document or otherwise, securing the payment and performance of the Obligations.

“Common Stock” means the common stock of the Company.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” (and the lower-case versions of the same) shall have meanings correlative thereto.

“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities or instruments which are convertible into or exchangeable for shares of Common Stock, either immediately or upon the arrival of a specified date or the occurrence of a specified event.

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“Debt” shall mean, with respect to any Person, all liabilities, obligations and indebtedness of such Person of every kind and nature, including, without limitation: (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (ii) obligations as lessee under any leases (including under any capital leases); (iii) any reimbursement or other obligations under any performance or surety bonds or any letters of credit issued for the account of such Person; (iv) all net obligations in respect of any derivative products; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; and (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Disclosure Schedule” means that certain Disclosure Schedule, dated as of February 1, 2010, containing certain disclosure schedules, executed by the Company and delivered to the Lender pursuant to Section 2.3(p) of the Agreement.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Horizon Federal Savings Bank Loan” shall mean that certain secured loan originally provided by Horizon Federal Savings Bank to Affinity Wireless Solutions, LLC, an Iowa limited liability company (“Affinity”), the obligations of Affinity under which were assumed by the Company on or about February 1, 2010 in connection with that certain Asset Purchase and Sale Agreement, dated as of December 21, 2009, between the Company and Affinity.

“Interest Conversion Notification” shall have the meaning ascribed in Section 4(b) of this Note.

“Issuance Date” shall mean February 5, 2010.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), claim or other priority or preferential arrangement of any kind or nature whatsoever (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Material Adverse Effect” shall mean (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company and its direct or indirect Subsidiaries, taken as a whole on a consolidated basis, or (iii) a material and adverse impairment of the Company’s or any Guarantor’s ability to perform

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fully on a timely basis its obligations under any of the Transaction Documents to which such Person is party.

“Obligations” shall mean all obligations of the Company to the Lender howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due, which arise out of or in connection with this Note and the other Convertible Note Documents, including all costs and expenses incurred by the Lender in connection with the enforcement of this Note or any other Convertible Note Document.

“Options” shall mean any rights or options to subscribe for or to purchase Common- Stock or Convertible Securities.

“Permitted Debt” shall mean, with respect to the Company and each of its direct and indirect Subsidiaries, any of (i) the Obligations, (ii) trade accounts payable incurred in the ordinary course which are due no later than 90 calendar days after invoice, (iii) other current liabilities incurred in the ordinary course of business and not incurred through the borrowing of money or the obtaining of credit, (iv) obligations under long-term real property leases incurred in the ordinary course of business, (v) short-term lease obligations in an amount per annum not exceeding $2,000,000 in the aggregate during any twelve month period, (vi) indebtedness incurred to finance the cost of tangible personal property (which was acquired after the date hereof, and the cost of which, individually or in the aggregate, does not exceed $1,000,000 during any twelve month period), (vii) Debt in respect of taxes or other governmental charges which is not yet due or which is being contested in good faith by appropriate proceedings, (viii) Debt for borrowed money to the extent (A) the terms of such Debt do not require or permit payment of principal thereon until at least ninety (90) days after the Maturity Date, (B) such Debt is not secured by any of the assets of the Company or any of its Subsidiaries and (C) the repayment of such Debt is otherwise subordinated to the Obligations upon terms and provisions reasonably satisfactory to the Lender, (ix) Debt constituting loans made to the Company or such Subsidiary as a result of the acceptance by one or more applicable Governmental Authorities of application(s) submitted by the Company or any such Subsidiary under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009, and (x) any other Debt existing on the date hereof and disclosed in Schedule 7(b) to the Disclosure Schedule, provided that the principal amount thereof as of the date of the Disclosure Schedule is not increased.

“Permitted Liens” shall mean, as of any particular time with respect to the Company and each of its direct and indirect Subsidiaries, (i) Liens of taxes, assessments or other charges of an Governmental Authority not then delinquent or being contested as provided below, (ii) Liens in favor of the Lender created pursuant to the Collateral Documents, (iii) any mechanic’s, worker’s, repairer’s, supplier’s, vendor’s or like Liens securing obligations arising in the ordinary course of business (A) that are not mature and overdue, or (B) (1) that are being contested in good faith, (2) as to which adequate reserves have been established on the books of the Company or such Subsidiary in accordance with GAAP, (3) that do not materially impair the value of the Collateral provided to the Lender pursuant to the Collateral Documents and (4) that could not result in an aggregate liability in excess of $100,000, (iv) Liens upon tangible personal property (which was acquired after the date hereof, and the cost of which, individually or in the aggregate, does not exceed $3,000,000 during any consecutive twelve month period) granted by the

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Company or such Subsidiary, each of which Liens was created solely to secure Debt incurred to finance the cost of such property (provided that no such Lien shall extend to cover any property other than the property so acquired), (v) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a dedicated cash collateral account, (vi) Liens securing Debt specified by clause (ix) of the definition of “Permitted Debt”, and (vii) any existing Liens disclosed in Schedule 7(a) of the Disclosure Schedule, provided that (A) the amount of the indebtedness or other obligations secured thereby as of the date of the Disclosure Schedule is not increased and (B) such Liens cover (1) only specific pieces of leased equipment or (2) with respect to any Liens securing the Horizon Federal Savings Bank Loan, only those assets originally financed by Affinity with the proceeds of the Horizon Federal Savings Bank Loan and acquired by the Company on or about the date hereof. A contest referred to in this definition shall be permitted only if the execution or enforcement of the Lien being contested shall have been stayed as a result thereof and such contest could not reasonably be expected to have a Material Adverse Effect.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Series Cal Cap Preferred Stock” shall mean the Series Cal Cap Preferred Stock, par value $0.001 per share, of the Company.

“Series KIP Preferred Stock” shall mean the Series KIP Preferred Stock, par value $0.001 per share, of the Company

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (i) of which securities of other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (ii) that is, at any time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent and one or more Subsidiaries of the parent.

“Trading Day” shall mean a day on which the principal Trading Market is open for business.

“Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“True Up Shares” shall have the meaning ascribed to such term in Section 5(e).

“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the

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daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is not listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

2.         Note Purchase Agreement. This Note is issued pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”), dated as of February 1, 2010, among the Company and the Lender.

3.         Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (i) February 5, 2015, or (ii) the date of the acceleration of the maturity of this Note by the Lender upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).

4.       Payments.

(a)       Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to the Lender, at the address specified in the Agreement, or at such other address as may be specified from time to time by the Lender in a written notice delivered to the Company. Except as otherwise provided in the Collateral Documents, all payments made hereunder shall be applied first to accrued interest, and thereafter to principal.

(b)       Interest Payments. The Company shall pay to the Lender accrued and unpaid interest in cash on the last Business Day of each June and December, commencing with the last Business Day of June, 2010, and on the Maturity Date. Interest at the rate first set forth above shall accrue on any interest which has not been paid on the date on which it is payable until such time as payment therefor is actually delivered to the Lender. Notwithstanding the foregoing or anything else to the contrary contained herein, interest which accrues on the outstanding principal amount of this Note prior to September 30, 2010 shall, at the election of the Lender, (i) accrue at the rate of four percent (4%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) and be payable in cash as provided herein or (ii) accrue at the rate of eight percent (8%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) and be payable in duly authorized, validly issued, fully paid and non-assessable shares of Series Cal Cap Preferred Stock. Any such election with respect to any applicable interest payment date shall be made in the sole discretion of the Lender and in writing to the Company not later than 10 days prior to such applicable interest payment date (each such written notification submitted by the Lender to the Company pursuant to this Section 4(b), an “Interest Payment Notification”). In the event that the Lender does not submit an Interest Payment Notification to the Company by no later than 10 days prior to any applicable interest payment date, the Lender shall be deemed to have elected,

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with respect to all unpaid interest having accrued through such Interest Payment Date, to accept payment of such accrued and unpaid interest in the form of shares of Series Cal Cap Preferred Stock of the Company as contemplated in clause (ii) of this Section 4(b). In the event that the Lender elects (or is deemed to have elected), with respect to any interest payment period to convert any unpaid interest that has accrued prior to September 30, 2010 into shares of Series Cal Cap Preferred Stock, the Company shall issue to the Lender on such interest payment date that number of shares of Series Cal Cap Preferred Stock which equals the quotient obtained by dividing (a) the amount of unpaid interest having accrued through the earlier of September 30, 2010 and such interest payment date by (b) $1.50 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof).

(c)       Prepayment. Prepayment of principal or interest under this Note without the express written consent of the Lender is not permitted. Any such prepayment permitted by the Lender must be accompanied by the accrued and unpaid interest on the principal being prepaid through the date of prepayment.

(d)       Collateral Documents. The Company’s obligations hereunder shall be secured pursuant to the Collateral Documents

(e)       Guaranty. The Company’s obligations hereunder shall be guaranteed pursuant to the Guaranty.

5.       Conversion.

(a)       Conversion at the Option of the Lender. During the period commencing on the 41st Trading Day following the earlier to occur of the ARRA Negative Funding Announcement Date or September 30, 2010 through the date immediately preceding the Maturity Date, the Lender may, in its sole discretion and upon 10 Business Days’ prior written notice to the Company, convert all or a portion of the indebtedness of the Company outstanding on such date under this Note into that number of shares of Series Cal Cap Preferred Stock which is equal to the quotient obtained by dividing (a) the sum of (i) the then outstanding principal amount of this Note and (ii), any accrued but unpaid interest thereon elected by the Lender to be so converted by (b) the lesser of (i) $0.75 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof) and (ii) the average VWAP for the 40 Trading Days following the earlier to occur of the ARRA Negative Funding Announcement Date or September 30, 2010 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof) (such lesser number being the “Post Announcement Conversion Price”). Any accrued but unpaid interest not converted into shares of Series Cal Cap Preferred Stock as provided in the preceding sentence shall be paid in cash on such date. Prior to the execution of this Note, the Company shall have reserved and set aside for issuance to the Lender such number of shares of Series Cal Cap Preferred Stock as would be issuable upon conversion of the Note pursuant to this Section 5(a).

(b)       Conversion Upon the ARRA Grant Funding. In the event that any indebtedness under this Note remains outstanding at the time of any ARRA Grant Funding that occurs on or

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before September 30, 2010, then the principal amount under this Note then outstanding and, at the option of the Lender, any accrued but unpaid interest thereon shall automatically convert at the time of such ARRA Grant Funding into that number of shares of Series Cal Cap Preferred Stock which is equal to the quotient obtained by dividing (a) the sum of (i) the then outstanding principal amount of this Note and (ii) all accrued but unpaid interest hereunder elected by the Lender to be so converted by (b) $1.50 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof). All accrued but unpaid interest not converted into shares of Series Cal Cap Preferred Stock as provided in the preceding sentence shall be paid in cash within three (3) Business Days following the date of such ARRA Grant Funding. Prior to the execution of this Note, the Company shall have reserved and set aside for issuance to the Lender such number of shares of Series Cal Cap Preferred Stock as would be issuable upon conversion of the Note pursuant to this Section 5(b).

(c)       Conversion or Repayment Upon Maturity. In the event that any indebtedness under this Note remains outstanding on the Maturity Date, then the principal amount under this Note then outstanding and any accrued but unpaid interest thereon shall, at the option of the Lender, either (a) become immediately due and payable on such date, or (b) convert on such date into that number of shares of Series Cal Cap Preferred Stock which is equal to the quotient obtained by dividing (i) the sum of (A) the then outstanding principal amount of this Note and (B) any accrued but unpaid interest thereon elected by the Lender to be so converted by (ii) the Post Announcement Conversion Price. Any accrued but unpaid interest not converted into shares of Series Cal Cap Preferred Stock as provided in the preceding sentence shall be paid in cash on the Maturity Date. Prior to the execution of this Note, the Company shall have reserved and set aside for issuance to the Lender such number of shares of Series Cal Cap Preferred Stock as would be issuable upon conversion of the Note pursuant to this Section 5(c).

(d)       Mandatory Conversion. Notwithstanding anything herein to the contrary, if after September 30, 2010, the VWAP for each of any 10 consecutive Trading Days, which period shall have commenced only after September 30, 2010 (such period the “Threshold Period”), exceeds the product of (A) 5 and (B) the Post Announcement Conversion Price, the Company may, within 2 Trading Days after the end of any such Threshold Period, deliver a written notice to the Lender (a “Forced Conversion Notice” and the date such notice is delivered to the Lender, the “Forced Conversion Notice Date”) to cause the Lender to immediately convert all or part of the then outstanding principal amount of this Note plus, if so specified in the Forced Conversion Notice, accrued but unpaid interest, into that number of shares of Common Stock which is equal to the quotient obtained by dividing (a) the sum of (i) the then outstanding principal amount of this Note and (ii) all accrued but unpaid interest specified in the Forced Conversion Notice by (b) the Post Announcement Conversion Price. The date of conversion for purposes of Section 5(d) shall be deemed to occur on the tenth Trading Day following the Forced Conversion Notice Date. Any accrued but unpaid interest not converted into shares of Series Cal Cap Preferred Stock as provided in this subsection (d) shall be paid in cash on the date of such conversion.

(e)       Issuance of True-Up Shares. If during the 40 Trading Day period immediately following any conversion of indebtedness specified in subsection (b) of this Section 5 (an “ARRA Conversion”) the average VWAP for such period is less than the applicable price at which such ARRA Conversion was effected, the Company shall immediately issue to the Lender

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at the end of such 40 Trading Day period an additional number of shares of Series Cal Cap Preferred Stock (such shares, “True Up Shares”), such that the quotient obtained by dividing (a) the indebtedness of the Company hereunder so converted in connection with such ARRA Conversion by (b) the sum of (i) the shares of Series Cal Cap Preferred Stock issued in connection with the ARRA Conversion and (ii) such True Up Shares, equals the average VWAP for such period.

(f)        Issuance of Certificates. As soon as is reasonably practicable after a conversion has been effected (but in any event within five (5) Business Days thereafter), the Company shall deliver to the Lender a certificate or certificates representing the number of shares of Series Cal Cap Preferred Stock or Common Stock, as the case may be, issuable by reason of such conversion in such name or names and in such denomination or denominations as the Lender may specify.

(g)       No Fractional Shares. If any fractional share of Series Cal Cap Preferred Stock or Common Stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(h)       Issuance Costs. The issuance of certificates for shares of capital stock issuable upon conversion of this Note shall be made without charge to the Lender for any documentary stamp tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of Series Cal Cap Preferred Stock or Common Stock, as applicable, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Lender so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Series Cal Cap preferred Stock or the Common Stock issuable with respect to such conversion, as the case may be, shall be validly issued, fully paid and nonassessable.

(i)        Compliance with Laws and Regulations. The Company shall take all such actions as may be necessary to assure that all shares of capital stock issued upon conversion of this Note may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon such issuance).

6.         Affirmative Covenants. So long as any indebtedness under this Note remains outstanding, the Company shall:

(a)       Compliance with Laws. Comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and charges imposed upon it or upon its property

9

by any Governmental Authority except for good faith contests for which adequate reserves are being maintained.

(b)       Information. Deliver to the Lender or cause to be delivered to the Lender, in form and detail satisfactory to Lender, the following financial and other information:

(i)        within five (5) days of filing, all reports on Form 10-K, 10-Q and 8 K filed with the SEC, to the extent not otherwise available on the SEC’s EDGAR system;

(ii)       written notice of any of the following, promptly, and in any event within three (3) days after the Company actually becomes aware of any of the following: (i) any proceeding being instituted or threatened by or against it involving a sum in excess of $100,000 in the aggregate for all proceedings, (ii) any order, judgment or decree being entered against the Company or any of its properties or assets involving a sum in excess of $100,000 in the aggregate for all such orders, judgments and decrees taken together, and (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect; and

(iii)      such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information as the Lender may from time to time reasonably request

(c)       Notice of Litigation. Provide to the Lender promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority affecting the Company, which, if determined adversely to the Company, could have a Material Adverse Effect.

(d)       Notice of Defaults and Events of Defaults. Provide to the Lender, as soon as possible and in any event within three (3) days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

(e)       Governmental Approvals. Promptly obtain and maintain any and all authorizations, consents, approvals, licenses, franchises, concessions, leases, rulings, permits, certifications, exemptions, filings or registrations by or with any Governmental Authority necessary for the Company to conduct its business and own (or lease) its properties or to execute, deliver and perform the Convertible Note Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(f)        Insurance. Promptly obtain and maintain in full force and effect at all times with responsible insurance companies such insurance covering its assets and properties, in such amounts and against such risks and with such deductibles as an enterprise conducting a similar business under similar business conditions as the Company would customarily maintain, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g)       Continuance of Business. Maintain its legal existence, licenses and privileges in good standing under and in compliance with all applicable laws and continue to operate the

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business currently conducted by the Company and its Subsidiaries, except where the failure to maintain any such licenses or privileges could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall do and cause to be done all things necessary to apply for, preserve, maintain and keep in full force and effect all of its registrations of trademarks, service marks and other marks, trade names and other trade rights, patents, copyrights and other intellectual property in accordance with prudent business practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)       Taxes. Pay and discharge (i) all federal and other material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any of its properties or assets, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (ii) all other lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

(i)        Public Disclosure Regarding ARRA Grant Funding. Make a public disclosure by means of a press release or filing with the SEC within four Business Days following the date on which the applicable Governmental Authorities make the determination of whether the Company or any its Subsidiaries will receive any amount under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009 and publicly disclosure the amount, if any, so awarded thereunder.

(j)        Post-Closing Covenant. By no later than 10 Business Days after the date hereof, the Company shall (i) deliver to the Lender all stock certificates evidencing the equity interests of KeyOn Communications, Inc. owned by the Company as of the date hereof, together with executed but undated stock powers and (ii)(A) repay in full all indebtedness of the Company owing to Horizon Federal Savings Bank in connection with the Horizon Federal Savings Bank Loan and (B) effect the release, in a manner reasonably satisfactory to the Lender, of all Liens of Horizon Federal Savings Bank in the assets of the Company which secure indebtedness of the Company arising under or in connection with the Horizon Federal Savings Bank Loan.

7.         Negative Covenants. So long as any indebtedness under this Note remains outstanding:

(a)       Liens. The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, create or suffer to exist any Lien on any assets of such Person, except Permitted Liens.

(b)       Debt. The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, incur any Debt other than Permitted Debt; prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Permitted Debt (other than amounts due or permitted to be prepaid in respect of this Note); or amend, modify or otherwise change the terms of any Permitted Debt (other than this Note) in a manner which

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would accelerate the scheduled repayment thereof or otherwise be materially adverse to the interests of the Lender.

(c)       Sale of Subsidiary. The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, sell, transfer, cause to be sold or transferred, or otherwise dispose of, any interest in a Subsidiary of such Person.

(d)       Distributions. The Company shall not declare or pay any dividends or make any distribution of any kind on the Company’s capital stock other than dividends on the Series Cal Cap Preferred Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, any Options, any Convertible Securities or other rights to acquire shares of capital stock of the Company, except for (i) the repurchase of such securities from former employees of or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees’ or consultants’ employment by or provision of service to the Company, provided that (A) no Event of Default exists either immediately prior to or after giving effect to such repurchase, and (B) the total amount paid in connection therewith by the Company does not exceed $250,000 in any year.

(e)       Amendment of Organic Documents. The Company shall not amend, supplement, or otherwise modify any of the provisions of the Company’s Organic Documents in a manner that would be materially adverse to the Lender.

(f)        Additional Issuances of Series A Preferred Stock. The Company shall not issue, designate or authorize the issuance of any shares of Series Cal Cap Preferred Stock or Series KIP Preferred Stock, other than in connection with the conversion by the Lender of this Note or the issuance of any such Series KIP Preferred Stock pursuant to the terms of the Securities Purchase Agreement.

(g)       Transaction with Affiliates. The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, transfer, sell, assign or otherwise dispose of any of its assets to any Affiliate or enter into any transaction directly or indirectly with or for the benefit of any Affiliate unless the monetary or business consideration arising therefrom would be as advantageous to the Company or, as applicable, such Subsidiary, as the Company or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(h)       Sale of Assets. The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, sell, license, transfer or otherwise dispose of any interest in any of such Person’s assets, except for sales of inventory in the ordinary course of business, licenses or sublicenses of rights in intellectual property on a non-exclusive or other limited basis in the ordinary course of business and sales of obsolete equipment.

(i)        Changes in Business. The Company shall not enter into or engage in any business other than that carried on (or contemplated to be carried on) as of the Closing Date.

(j)        Accounting Changes. The Company shall not change its fiscal year or make or permit any change in accounting policies or reporting practices, except as permitted by GAAP.

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8.       Use of Proceeds. The Company shall use the proceeds from this Note as follows:

(a)       a portion of the proceeds of this Note equal to the “Payoff Amount” specified in the Sun West Bank Payoff Letter shall, in accordance with Section 3.3 of the Agreement, be delivered by the Lender to Sun West Bank on the Closing Date to be applied as payment in full of the indebtedness and other obligations of the Company to Sun West Bank;

(b)       the Company shall repay in full all indebtedness of the Company owing to Horizon Federal Savings Bank under or in connection with the Horizon Federal Savings Bank Loan, as required by Section 6(j); and

(c)       the balance of the proceeds of this Note shall be used in connection with the ARRA Grant Funding process, to build out the Company’s network, acquisitions and for general corporate purposes.

9.       Default.

(a)       Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i)        any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise; provided, however, that in the case of an interest payment default, such interest payment default shall not constitute an Event of Default if such default is cured within 15 days;

(ii)       a default shall occur in the observance or performance of (A) any covenant, obligation or agreement of the Company contained in Sections 7 or 8, or (B) any other provision of this Note, the Agreement or any of the Collateral Documents and such default shall continue uncured for a period of 15 days after the Company knew or should have known, exercising reasonable diligence, of the event or circumstances giving rise to such default; or any “Event of Default” shall exist under any Collateral Document (as defined therein);

(iii)      any representation, warranty or certification made by the Company herein or in the Agreement or the Collateral Documents or in any certificate, report, document, agreement or instrument delivered pursuant to any provision hereof or thereof shall prove to have been false or incorrect in any material respect on the date or dates as of which made;

(iv)      any “Event of Default” shall occur under any of the other Convertible Note Documents;

(v)       any representation, warranty or certification made by any Guarantor in the Guaranty shall prove to have been false or incorrect in any material respect on the date or dates as of which made;

(vi)      the Company or any Guarantor shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property that is not discharged or stayed within 60 days after such appointment,

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(C) make an assignment for the benefit of creditors, (D)  or fail generally or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally that is not dismissed within 60 days after commencement, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code that is not dismissed within 60 days of entry;

(vii)     the Company or any Guarantor shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 7, (B) suspend its operations other than in the ordinary course of business, or (C) take any action to authorize any of the actions or events set forth above in Section 9(a)(vi);

(viii)    any final judgment or judgments for the payment of money aggregating in excess of $250,000 shall be rendered against the Company which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating such amount so long as the Company provides the Lender with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(ix)      (A) any Debt of the Company (other than this Note) in excess of $100,000 shall not be paid at its stated maturity or shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (B) there shall occur and be continuing any event under any agreement or instrument relating to any such Debt, the effect of which is to cause such Debt to become due prior to its stated maturity, or (C) the holder or holders of such Debt, or any trustee, agent or other representative on behalf of such holder or holders, shall have demanded or required, pursuant to the terms of any agreement or instrument relating to such Debt, that the Company redeem, repurchase or otherwise acquire or retire such Debt for value at any time prior to its stated maturity;

(x)       the occurrence or existence of any event or condition that, in the Lender’s reasonable and good faith judgment, has had or would have or result in a Material Adverse Effect;

(xi)      (A) the Company asserts that any Collateral Document is invalid or unenforceable, in whole or in part, or (B) the Lender shall cease to have a perfected first priority Lien (subject to Permitted Liens) in any of the Collateral;

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(xii)     the Company or any Guarantor asserts that the Guaranty is invalid or unenforceable, in whole or in part; or

(xiii)   a change of Control of the Company has occurred.

(b)      Consequences of Events of Default.

(i)        If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to the Lender all such indebtedness. Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code which constitutes an Event of Default, then all indebtedness under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay the Lender all out-of-pocket costs and expenses incurred by the Lender in any effort to collect indebtedness under this Note, including attorneys’ fees, and to pay interest at the lesser of (A) Post-Default Rate hereunder and (B) the highest rate permitted by applicable law, on such costs and expenses to the extent not paid when demanded.

(ii)       The Lender shall also have any other rights which the Lender may have been afforded under any contract or agreement at any time and any other rights which the Lender may have pursuant to applicable law. The Lender may exercise any and all of its remedies under this Note, the Agreement, the Guaranty, the Collateral Documents and the other Convertible Note Documents contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law.

10.       Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any such mutilated Note, or in lieu of any such Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of any such Note.

11.       Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of New York. The provisions of Section 5.3 of the Agreement relating to venue, submission to jurisdiction and the waiver of the right to jury trial are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

12.       Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender.

13.       Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 5.6 of the Agreement.

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14.       Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Convertible Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.       Assignment. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein.

16.       Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Convertible Note Documents. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17.       Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Lender as of the date of issuance hereof, shall initially be the address for the Lender as set forth in the Agreement); provided that the Lender may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Lender’s wire transfer instructions. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day and such extension of time shall be included in the computation of accrued interest.

18.       Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Lender shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

19.       Facsimile Transmission of Signature Page. The delivery of any executed signature page to this Note by telecopy or other electronic imaging means shall be effective as delivery of a manually executed signature page to this Note.

20.       Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Convertible Note Documents.

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(Remainder of page intentionally left blank; signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

KEYON COMMUNICATIONS HOLDINGS, INC.

By:

Name:

Title:

Signature Page to Secured Convertible Promissory Note

EXHIBIT B

TO NOTE PURCHASE AGREEMENT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Please see attached Amended and Restated Certificate of Incorporation)

Exhibit B

EXHIBIT C

TO NOTE PURCHASE AGREEMENT

REGISTRATION RIGHTS AGREEMENT

(Please see attached Registration Rights Agreement)

Exhibit C